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                                                                  EXHIBIT 99.1

For Immediate Release


     Meridian Point Realty Trust '83 Announces Election of New Trustees


     San Francisco and Cleveland (September 28, 1998) -- Based on results announced today by Meridian Point Realty Trust '83 (NASDAQ: MPTBS), Meridian shareholders have overwhelmingly elected the nominees of the Meridian '83 Shareholders' Committee for Growth (the "Meridian Committee"), which controls 19.3% of Meridian's common stock, as the current trustees of Meridian. Nominees of the Meridian Committee elected by Meridian shareholders are Steven A. Calabrese, Mark D. Grossi, Marc C. Krantz, Richard M. Osborne and Thomas J. Smith.

     Based on the results, the nominees of the Meridian Committee were elected by more than a 3 to 1 margin and received over 76% of the votes cast. The vote was held on September 22, 1998 at the Company's annual shareholders meeting.

     Also, at the Meridian annual shareholders meeting, the shareholders defeated the plan of liquidation and dissolution proposed by the Company, receiving only approximately 50% of the votes needed for approval. The Meridian Committee had opposed the adoption of the plan of liquidation and dissolution. The shareholders ratified the selection of Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 1998.

     The new Board of Trustees of Meridian elected Richard M. Osborne as Chairman of the Board and Chief Executive Officer, Thomas J. Smith as President and Chief Operating Officer and Ron Ramer as Chief Financial Officer and Assistant Secretary. These officers have agreed to serve without salaries until a plan for converting Meridian to a perpetual-life real estate investment trust is submitted to shareholders.

     Richard M. Osborne, the newly-elected Chairman of the Board, stated, "The Meridian Committee is very pleased by the overwhelming support shown by the Meridian shareholders. We will begin

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immediately to explore all available opportunities that will lead to the growth of our Company, and we intend to move forward as quickly as practicable to seek the approval of the shareholders to convert Meridian from a self-liquidating real estate investment trust to a perpetual-life real estate investment trust."

     Meridian is a real estate investment trust currently headquartered in San Francisco, California. The newly-elected Trustees announced that the Company will be moving to Mentor, Ohio, where Mr. Osborne's principal businesses are located.



For further information contact:
Thomas J. Smith at 1-440-974-3770


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